UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2011 (November 17, 2011)

ENERGY PARTNERS, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-16179	72-1409562
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 St. Charles Avenue, Suite 3400

New Orleans, Louisiana 70170

(Address of principal executive offices) (Zip Code)

(504) 569-1875

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On November 17, 2011, Energy Partners, Ltd. (“EPL” or the “Company”) completed its acquisition (the “Main Pass Acquisition”) of certain interests in producing oil and natural gas assets in the shallow-water central Gulf of Mexico shelf (the “Main Pass Interests”) for $38.4 million in cash, subject to customary adjustments to reflect the economic effective date of November 1, 2011. The acquisition was consummated in accordance with the Purchase and Sale Agreement (the “Purchase Agreement”), dated as of October 28, 2011, between EPL and Stone Energy Offshore, L.L.C. (the “Seller”). The Seller is a subsidiary of Stone Energy Corporation.

As previously disclosed, certain of the Main Pass Interests were subject to customary preferential purchase rights as a result of the Main Pass Acquisition. These preferential purchase rights were held by GOM Shelf LLC (the “Pref Right Holder”), a subsidiary of Apache Corporation. The Pref Right Holder is a working interest owner in the properties and is also the operator of the Main Pass Interests. On November 11, 2011, the Pref Right Holder exercised its preferential rights to purchase approximately 50% of the Main Pass Interests. As a result, a portion of Seller’s interests in the Main Pass 296/311 complex (the “Pref Right Interests”) will be sold by Seller to the Pref Right Holder instead of to EPL, and the previously announced stated purchase price of $80.0 million will be reduced by the $41.6 million that had been allocated to the Pref Right Interests in the Purchase Agreement. As a result, the stated purchase price was reduced from $80.0 million to $38.4 million. The purchase price is subject to customary adjustments to reflect the economic effective date of November 1, 2011.

As a result of the Pref Right Holder’s exercise of its preferential rights to purchase the Pref Right Interests, EPL’s post-acquisition working interest in the Main Pass complex increased at the closing from approximately 33% to 50% in non-unitized areas and from approximately 13% to 43% in the unitized area within the Main Pass complex. As of November 1, 2011, EPL estimates that the Main Pass Interests acquired by EPL had proved reserves of approximately 1.3 million barrels of oil equivalent (“Mmboe”), of which 96% were oil and 100% were proved developed producing reserves. The Main Pass Interests acquired by EPL are currently producing approximately 410 net barrels of oil equivalent (“boe”) per day, about 99% of which is oil. EPL also estimates the asset retirement obligation assumed in the acquisition and to be recorded on EPL’s balance sheet is approximately $2 million.

EPL funded the Main Pass Acquisition with cash on hand.

A copy of the Purchase Agreement and of the Company’s Press Release announcing the completion of the Main Pass Acquisition (the “Press Release”) are incorporated by reference or furnished herewith (as applicable) as Exhibits 2.1 and 99.1, respectively. The description of the Purchase Agreement and the Main Pass Acquisition in this Item 2.01 are supplemented by reference to the Purchase Agreement, which is incorporated by reference herein.

Item 2.02	Results of Operations and Financial Condition.

On November 18, 2011, EPL issued the Press Release in connection with the completion of the Main Pass Acquisition. In addition to disclosing the completion of that transaction, the Press Release also contains the Company’s update of guidance regarding the Company’s financial performance and production for the year and quarter ending December 31, 2011. As indicated above, the Press Release is furnished herewith as Exhibit 99.1. To the extent the Press Release relates to updated guidance of financial performance or production, Exhibit 99.1 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any registration statement filed under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial statements of business acquired.

The Company intends to file audited statements of revenues and direct operating expenses of the Main Pass Interests for the years ended December 31, 2009 and 2010, as well as unaudited statements of revenues and direct operating expenses for the nine months ended September 30, 2010 and 2011, no later than February 2, 2012, which is the first business day following 71 calendar days after the required filing date for this current report on Form 8-K.

(b)	Pro forma financial information.

The Company intends to file unaudited pro forma financial information reflecting the Main Pass Acquisition no later than February 2, 2012, which is the first business day following 71 calendar days after the required filing date for this current report on Form 8-K. The pro forma financial information will consist of a pro forma balance sheet as of September 30, 2011, pro forma statements of operations for the year ended December 31, 2010 and the nine months ended September 30, 2011, and required footnote disclosures thereto.

(d)	Exhibits.

Exhibit No.	Description

2.1	Purchase and Sale Agreement dated as of October 28, 2011 by and between the Company and Stone Energy Offshore, L.L.C. (incorporated by reference to Exhibit 2.1 to EPL’s Current Report on Form 8-K dated November 2, 2011). **

99.1*	Press Release dated November 18, 2011 announcing consummation of the Main Pass Acquisition.

*	Furnished herewith
**	The exhibits and schedules to the Purchase Agreement have been omitted pursuant to Item 601(b) of Regulation S-K and will be provided to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 21, 2011

ENERGY PARTNERS, LTD.

By:	/s/ John H. Peper
John H. Peper Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1	Purchase and Sale Agreement dated as of October 28, 2011 by and between the Company and Stone Energy Offshore, L.L.C. (incorporated by reference to Exhibit 2.1 to EPL’s Current Report on Form 8-K dated November 2, 2011). **

99.1*	Press Release dated November 18, 2011 announcing consummation of the Main Pass Acquisition.

*	Furnished herewith
**	The exhibits and schedules to the Purchase Agreement have been omitted pursuant to Item 601(b) of Regulation S-K and will be provided to the Securities and Exchange Commission upon request.

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